                      SECURITIES AND EXCHANGE COMMISSION



                            Washington, D. C.  20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                                 Date of Report
                                  May 8, 1997



                          AIRCOA HOTEL PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)



                               State of Delaware
                 (State or other jurisdiction of incorporation)

            1-9563                             84-1042607
   (Commission File Number)         (IRS Employer Identification No.)

  5775 DTC Boulevard, Suite 300
    Englewood, Colorado                                   80111
(Address of principal executive offices)                (Zip Code)



               Registrant's telephone number, including area code
                                 (303) 220-2000
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Item 5.   Other Events.
          The following press release was issued on May 5, 1997.


                          AIRCOA HOTEL PARTNERS, L.P.
                         AGREES TO MERGER TRANSACTION


Englewood, Colorado, May 5, 1997 -- AIRCOA Hotel Partners, L.P. (AMEX:AHT), a Denver-based master limited partnership (the "Partnership" or "AHP") engaged in the ownership of hotels, announced today that it has agreed to be merged with a subsidiary of Regal Hotel Management, Inc. ("RHM"). In the merger, all Class A Units and Class B Units in the Partnership not currently held by RHM or its affiliates will be converted into the right to receive $3.10 per Class A Unit and $20.00 per Class B Unit in cash.

The acquisition would be made by means of a merger of a subsidiary limited partnership owned by RHM into AHP. The completion of the merger and the resulting acquisition of the interests of unaffiliated unitholders is subject to the approval of the merger by unitholders owning a majority interest of the Partnership's units at a special meeting.

Presently, RHM and its affiliates own 71% of the Class A Units and 93.6% of the Class B Units. RHM and its affiliates have agreed to vote in favor of the merger thus assuring its approval. Although no date has been set for the special meeting, it is presently expected that the meeting will be held, and the merger will be consummated, during the third quarter of 1997.

RHM had originally proposed to acquire the interests of non-affiliated unitholders in the Partnership in December 1996 for $2.35 per Class A Unit and $16.80 per Class B Unit. AHP referred consideration of RHM's proposal to a special committee comprised of independent members of the Partnership's Advisory Committee. Pursuant to negotiations between the special committee and RHM, RHM agreed to increase the merger consideration to $3.10 per Class A Unit and $20.00 per Class B Unit. The special committee determined that such increased merger consideration is fair to, and in the best interests of, unaffiliated unitholders of the Partnership and recommended approval of the merger transaction by the Board of Directors of the Partnership's General Partner.

The Board of Directors approved RHM's revised merger proposal at a meeting held May 2.

In conjunction with approval of the merger transaction, the General Partner has amended the AHP Partnership Agreement in order to defer the mandatory conversion of Class B Units into Class A Units. The amendment provides that the 250,000 Class B Units scheduled to convert into additional Class A Units during 1997 will convert on the earliest to occur of (i) any termination of the definitive merger agreement; (ii) the record date for any vote of the Class A Unitholders, (other than the vote on merger), (iii) the record date for any distribution by the Partnership to holders of Class A Units and (iv) September 30, 1997. The number of Class A Units to be received upon conversion of a Class B Unit will be determined by dividing $20.00 by the average of the closing prices of Class A Units for the five trading days ending on May 30, 1997. In light of the likelihood of completion of the merger, the General Partner adopted this amendment in
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order to avoid administrative and other issues arising from the issuance of additional Class A Units pursuant to the conversion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          AIRCOA HOTEL PARTNERS, L.P.

                                          By: AIRCOA Hospitality Services, Inc.,
                                              General Partner



Date:    May 8, 1997                      By:/s/ Douglas M. Pasquale
       ----------------                      ----------------------------------
                                              Douglas M. Pasquale
                                                President and Director
                                                (Principal Executive and
                                                Financial Officer)